YTB International Announces Financial Results for Quarter Ended June 30, 2010

WOOD RIVER, Ill., Aug. 12 /PRNewswire-FirstCall/ -- YTB International, Inc. (OTC Bulletin Board: YTBLA) ("YTB" or the "Company"), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced its financial results for the quarter ended June 30, 2010.

Total revenue for the second quarter of 2010 was $8.8 million, compared to $18.0 million for the second quarter of 2009.  Net loss for the quarter ended June 30, 2010 was ($0.5) million, or ($0.00) per diluted share, compared to a net loss of ($1.6) million, or ($0.02) per diluted share, for the same period of 2009.

The company reduced its net loss for the six months ended June 30, 2010 by $2.6 million to ($0.9) million, or ($0.01) per diluted share, compared to a net loss of ($3.5) million, or ($0.03) per diluted share, for the same period of 2009.  For the six months ended June 30, 2010, the Company had net cash flow from operating activities of $0.5 million, compared to net cash used in operating activities of ($1.0) million for the same period of 2009.  As of June 30, 2010, the Company had cash and cash equivalents of $1.8 million.  In addition, commissions paid per Travel Store Owner and Business Owner during the six months ended June 30, 2010 were up approximately 55% compared to the same period of 2009.

Robert M. Van Patten, YTB Chief Executive Officer commented, "We are hopeful that the worst of the economic turbulence is behind us and I remain cautiously optimistic that as consumer confidence returns, the Company will be able to turn the corner in the near future and have an improved second half in 2010.  The new marketing initiatives and expanded product offerings we have introduced are truly a value, and I believe our Independent Marketing Representatives and Business Owners have been quite impressed with the diversified line of products available under our growing platform.  The Company is continuously striving to strengthen the balance sheet while building our core assets and increasing our capital reserves."

J. Scott Tomer, Chairman of YTB added, "As promised, we have solidified the ZamZuu Distribution Systems with numerous new, value-driven, high commissionable products and plan to unveil several additional blockbuster products at the upcoming National Convention.  We are extremely pleased with the enhancements we have made to our product line as well as the additional earnings opportunities for the Independent Marketing Representatives and Business Owners.  I am as confident as ever in the direction the Company is heading and look forward to a successful Convention."

About YTB International
YTB International, Inc. was recognized as the 29th largest seller of travel in the U.S. in Travel Weekly's 2010 Power List, based on 2009 annual retail value of travel services booked.

YTB provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through two subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

For more information about YTB, visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

Media Contact:
618-655-9477
PR@ytb.com

SOURCE YTB International, Inc.

YTB International, Inc.
Condensed Consolidated Balance Sheets

Dollars in thousands	(Unaudited) June 30, 2010	December 31, 2009
Assets
Current assets:
Cash	$1,807	$678
Other current assets, net	5,138	6,680

Total current assets	6,945	7,358

Assets held for sale	6,686	5,248
Property and equipment, net	4,085	6,432
Goodwill	2,529	2,529
Other assets	15	49

Total assets	$20,260	$21,616

Liabilities and Stockholders' Equity
Current liabilities	$11,940	$12,289

Other long-term liabilities	1,610	1,914

Total liabilities	13,550	14,203

Total stockholders' equity	6,710	7,413

Total liabilities and stockholders' equity	$20,260	$21,616

YTB International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Dollars in thousands, except share	Three months ended June 30,
and per share data	2010	2009

Total net revenues	$8,829	$18,048

Operating expenses
Operating expenses (exclusive of depreciation and amortization shown below)	8,792	16,316
Depreciation and amortization	434	678
Total operating expenses	9,226	16,994

Operating (loss) income	(397)	1,054

Total other (expense) income	(44)	35

(Loss) income from continuing operations before
income tax provision (benefit)	(441)	1,089

Income tax provision (benefit)	28	(192)

Loss (income) from continuing operations	(469)	1,281

Loss from discontinued operations (net of tax)	(11)	(2,871)

Net loss	$(480)	$(1,590)

Net income (loss) per share:

Weighted average shares outstanding - basic and diluted for Class A and Class B shares	114,133,504	105,627,059

(Loss) income per share from continuing operations - basic and diluted *	$(0.00)	$0.01
Loss per share from discontinued operations - basic and diluted *	$(0.00)	$(0.03)
Net loss per share - basic and diluted *	$(0.00)	$(0.02)

* Amounts for Class A and Class B shares are the same under the two-class method.

YTB International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Dollars in thousands, except share	Six months ended June 30,
and per share data	2010	2009

Total net revenues	$18,114	$39,420

Operating expenses
Operating expenses (exclusive of depreciation and amortization shown below)	17,994	38,642
Depreciation and amortization	890	1,336
Total operating expenses	18,884	39,978

Operating loss	(770)	(558)

Total other (expense) income	(74)	38

Loss from continuing operations before
income tax provision (benefit)	(844)	(520)

Income tax provision (benefit)	53	(82)

Loss from continuing operations	(897)	(438)

Loss from discontinued operations (net of tax)	(6)	(3,064)

Net loss	$(903)	$(3,502)

Net loss per share:

Weighted average shares outstanding - basic and diluted for Class A and Class B shares	113,577,292	104,715,067

Loss per share from continuing operations - basic and diluted *	$(0.01)	$(0.00)
Loss per share from discontinued operations - basic and diluted *	$(0.00)	$(0.03)
Net loss per share - basic and diluted *	$(0.01)	$(0.03)

* Amounts for Class A and Class B shares are the same under the two-class method.

CONTACT:  YTB International, Inc., +1-618-655-9477, PR@ytb.com